Nucor Reports Results For Third Quarter And Nine Months Of 2014

CHARLOTTE, N.C., Oct. 23, 2014 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $245.4 million, or $0.76 per diluted share, for the third quarter of 2014. By comparison, Nucor reported net earnings of $147.0 million, or $0.46 per diluted share, in the second quarter of 2014 and net earnings of $147.6 million, or $0.46 per diluted share, in the third quarter of 2013. Third quarter of 2014 diluted net earnings per share of $0.76 was above our guidance range of $0.70 to $0.75 per diluted share due to better than forecasted performance in the steel mills segment partially offset by a larger than expected loss in the raw materials segment.

In the first nine months of 2014, Nucor reported consolidated net earnings of $503.5 million, or $1.57 per diluted share, compared with consolidated net earnings of $317.5 million, or $0.99 per diluted share, in the first nine months of last year.

Nucor's results include a credit of $14.5 million ($0.03 per diluted share) to value inventories using the last-in, first-out (LIFO) method of accounting in the third quarter of 2014, compared with no charge recorded in the second quarter of 2014 and a credit of $18.0 million ($0.03 per diluted share) recorded in the third quarter of 2013. As a result, the LIFO charges and credits netted to zero in the first nine months of 2014 and the first nine months of 2013. Included in the third quarter results is a $12.5 million charge ($0.03 per diluted share) related to the partial write down of assets within the steel mills segment. Earnings in the third quarter of 2013 included a net $14.0 million ($0.03 per diluted share) partial write down of inventory and fixed asset balances associated with the collapse of a storage dome at Nucor Steel Louisiana.

Nucor's consolidated net sales increased 8% to $5.70 billion in the third quarter of 2014 compared with $5.29 billion in the second quarter of 2014 and increased 15% compared with $4.94 billion in the third quarter of 2013. Average sales price per ton increased 1% over the second quarter of 2014 and increased 5% over the third quarter of 2013. Total tons shipped to outside customers were 6,784,000 tons in the third quarter of 2014, a 6% increase over the second quarter of 2014 and an increase of 10% over the third quarter of 2013. Total third quarter steel mill shipments increased 5% over the second quarter of 2014 and 7% over the third quarter of 2013. Third quarter downstream steel products shipments to outside customers increased 9% over the second quarter of 2014 and increased 18% over the third quarter of 2013.

In the first nine months of 2014, Nucor's consolidated net sales increased 14% to $16.10 billion, compared with $14.16 billion in last year's first nine months. Total tons shipped to outside customers increased 9% from the first nine months of 2013, while average sales price per ton increased 4%.

The average scrap and scrap substitute cost per ton used in the third quarter of 2014 was $379, a 1% decrease from $384 in the second quarter of 2014 and an increase of 2% over $372 in the third quarter of 2013. The average scrap and scrap substitute cost per ton used in the first nine months of 2014 was $387, an increase of 3% over $376 in the first nine months of 2013.

Overall operating rates at our steel mills increased to 81% in the third quarter of 2014 as compared with 79% in the second quarter of 2014 and 78% in the third quarter of 2013. Steel mill utilization increased to 78% in the first nine months of 2014 from 74% in the first nine months of 2013.

Total steel mill energy costs in the third quarter of 2014 increased approximately $1 per ton compared with the second quarter of 2014 and the third quarter of 2013. Energy costs for the first nine months of 2014 increased approximately $2 per ton over the first nine months of 2013 due to increased natural gas and electricity unit costs.

Cash and cash equivalents and short-term investments totaled $1.40 billion as of the end of the third quarter of 2014. After the quarter ended, Nucor closed on its purchase of all the equity of Gallatin Steel Company for approximately $770 million, which was paid for in cash. Subsequent to the end of the third quarter, Nucor issued approximately $300 million of commercial paper to help fund the Gallatin transaction. Nucor's liquidity position remains strong after the acquisition, and our undrawn $1.5 billion revolving credit facility does not expire until August 2018.

In September, Nucor's board of directors declared a cash dividend of $0.37 per share payable on November 10, 2014 to stockholders of record on September 30, 2014. This dividend is Nucor's 166th consecutive quarterly cash dividend, a record we expect to continue.

Overall operating performance at our steel mills segment for the third quarter was much improved compared to the second quarter of 2014 due to increased profitability in sheet, structural, bar and plate steel. Structural steel had no major outages in the third quarter, as compared to the planned three week outage at Nucor-Yamato Steel in the second quarter associated with our $115 million sheet piling capital project. The strongest markets for the steel mills continue to be manufactured goods, including energy and automotive. Though third quarter results are much improved from the second quarter, imports remain at high levels, applying downward pressure on pricing.

Our fabricated construction products businesses (rebar fabrication, joist and decking and pre-engineered metal buildings) also generated much stronger profits compared to the second quarter of 2014. This performance reflects improving conditions in the nonresidential construction markets, although nonresidential construction markets remain at historically low levels.

The performance of our raw materials segment during the third quarter of 2014 includes an operating loss of more than $45 million (approximately $0.09 per diluted share) at our new direct reduced iron (DRI) plant in St. James Parish, Louisiana. The Louisiana DRI facility has continued to achieve excellent quality and volume levels. Production outages in June, July and September were necessary to implement changes intended to improve consistency in the production process and material yield performance. An additional factor affecting the performance of Nucor Steel Louisiana is the impact of consuming higher cost iron ore purchased early in the year under a quarterly lag pricing mechanism. As a result of the process improvements and lower iron ore costs, combined with a steady run-rate, we expect significant improvement in the performance of the Louisiana DRI facility in the fourth quarter and profitable results during the first quarter of 2015.

We currently expect to see a moderate decrease in earnings for the fourth quarter of 2014. The profitability of the steel mills and downstream products segments is expected to be impacted by end of year seasonality that is typical in the fourth quarter.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2013 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's third quarter results on October 23, 2014 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	October 4, 2014	Sept. 28, 2013	Percentage Change	October 4, 2014	Sept. 28, 2013	Percentage Change
Steel mills production	5,412	5,202	4%	15,930	14,912	7%
Steel mills total shipments	5,741	5,359	7%	16,650	15,459	8%

Sales tons to outside customers:
Steel mills	4,851	4,640	5%	14,097	13,248	6%
Joist	128	86	49%	317	248	28%
Deck	113	90	26%	301	242	24%
Cold finished	129	113	14%	400	359	11%
Fabricated concrete
reinforcing steel	342	305	12%	902	813	11%
Other	1,221	932	31%	3,326	2,801	19%
	6,784	6,166	10%	19,343	17,711	9%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended

	Oct. 4, 2014	Sept. 28, 2013	Oct. 4, 2014	Sept. 28, 2013

Net sales	$ 5,701,869	$ 4,940,936	$ 16,101,388	$ 14,157,296

Costs, expenses and other:
Cost of products sold	5,102,283	4,532,393	14,708,733	13,132,412
Marketing, administrative and other expenses	152,604	125,126	418,851	364,501
Equity in earnings of
unconsolidated affiliates	(2,352)	(2,252)	(10,028)	(2,665)
Interest expense, net	45,349	37,467	130,481	109,186
	5,297,884	4,692,734	15,248,037	13,603,434
Earnings before income taxes and
noncontrolling interests	403,985	248,202	853,351	553,862
Provision for income taxes	129,784	70,087	282,519	158,749
Net earnings	274,201	178,115	570,832	395,113
Earnings attributable to
noncontrolling interests	28,754	30,518	67,313	77,582
Net earnings attributable to
Nucor stockholders	$ 245,447	$ 147,597	$ 503,519	$ 317,531

Net earnings per share:
Basic	$0.76	$0.46	$1.57	$0.99
Diluted	$0.76	$0.46	$1.57	$0.99

Average shares outstanding:
Basic	320,023	319,341	319,737	318,979
Diluted	320,337	319,526	320,025	319,132

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	October 4, 2014	Dec. 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 1,295,945	$ 1,483,252
Short-term investments	100,000	28,191
Accounts receivable, net	2,243,908	1,810,987
Inventories, net	2,683,235	2,605,609
Other current assets	473,156	482,007

Total current assets	6,796,244	6,410,046

Property, plant and equipment, net	4,884,010	4,917,024

Goodwill	1,982,776	1,973,608

Other intangible assets, net	819,078	874,154

Other assets	1,011,486	1,028,451

Total assets	$ 15,493,594	$ 15,203,283

LIABILITIES
Current liabilities:
Short-term debt	$ 41,101	$ 29,202
Long-term debt due within one year	16,300	3,300
Accounts payable	1,113,284	1,117,078
Federal income taxes payable	65,096	-
Salaries, wages and related accruals	341,875	282,860
Accrued expenses and other current liabilities	578,840	527,776

Total current liabilities	2,156,496	1,960,216

Long-term debt due after one year	4,360,600	4,376,900

Deferred credits and other liabilities	960,795	955,889

Total liabilities	7,477,891	7,293,005

EQUITY
Nucor stockholders' equity:
Common stock	151,227	151,010
Additional paid-in capital	1,876,728	1,843,353
Retained earnings	7,287,500	7,140,440
Accumulated other comprehensive (loss) income, net of income taxes	(85,341)	9,080

Treasury stock	(1,494,832)	(1,498,114)
Total Nucor stockholders' equity	7,735,282	7,645,769

Noncontrolling interests	280,421	264,509

Total equity	8,015,703	7,910,278

Total liabilities and equity	$ 15,493,594	$ 15,203,283

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended

	Oct. 4, 2014	Sept. 28, 2013

Operating activities:
Net earnings	$ 570,832	$ 395,113
Adjustments:
Depreciation	486,684	390,495
Amortization	54,127	56,051
Stock-based compensation	40,325	40,551
Deferred income taxes	(43,712)	10,881
Distributions from affiliates	11,504	7,708
Equity in earnings of unconsolidated affiliates	(10,028)	(2,665)
Loss on assets	21,546	14,000
Changes in assets and liabilities (exclusive of
acquisitions and dispositions):
Accounts receivable	(418,353)	(204,540)
Inventories	(80,975)	(129,280)
Accounts payable	84,161	122,520
Federal income taxes	94,999	70,210
Salaries, wages and related accruals	65,027	12,796
Other operating activities	49,426	99,800

Cash provided by operating activities	925,563	883,640

Investing activities:
Capital expenditures	(557,249)	(887,929)
Investment in and advances to affiliates	(94,128)	(64,762)
Repayment of advances to affiliates	26,500	42,000
Disposition of plant and equipment	18,748	29,328
Acquisitions (net of cash acquired)	(38,466)	-
Purchases of investments	(100,000)	(19,349)
Proceeds from the sale of investments	27,529	73,428
Proceeds from the sale of restricted investments	-	148,725
Changes in restricted cash	-	126,045
Other investing activities	-	4,862

Cash used in investing activities	(717,066)	(547,652)

Financing activities:
Net change in short-term debt	11,900	8,331
Proceeds from long-term debt, net of discount	-	999,100
Repayment of long-term debt	(3,300)	(250,000)
Bond issuance costs	-	(7,625)
Issuance of common stock	4,465	-
Excess tax benefits from stock-based compensation	3,200	2,100
Distributions to noncontrolling interests	(51,401)	(63,318)
Cash dividends	(356,230)	(353,155)
Other financing activities	(1,651)	110

Cash (used in) provided by financing activities	(393,017)	335,543

Effect of exchange rate changes on cash	(2,787)	(1,484)

Increase in cash and cash equivalents	(187,307)	670,047

Cash and cash equivalents - beginning of year	1,483,252	1,052,862

Cash and cash equivalents - end of nine months	$ 1,295,945	$ 1,722,909

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (98,050)	$ (30,416)

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208